Exhibit 99.1

Press Release

Contact:

Kimberly Rutherford

Corporate Communications

832.601.6193

kimberly.rutherford@usoncology.com

US Oncology Reports Financial Results for First Quarter 2005

HOUSTON, TX May 6, 2005 – US Oncology, Holdings, Inc. (“Holdings”), the parent company of US Oncology, Inc. (“US Oncology” or the “Company”), one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research, reported its financial results for the first quarter ended March 31, 2005.

“We are very proud of our operational accomplishments during the quarter as we were very actively engaged in the implementation of the Medicare reimbursement changes. Our affiliated physicians and employees worked very hard to ensure the seamless integration of the changes,” said Dale Ross, Chairman and Chief Executive Officer of US Oncology Holdings. “We remain closely engaged with the administration and Congress in the ongoing process of Medicare reform to ensure continued patient access to community cancer care is preserved.”

The results of Holdings include those of US Oncology, its wholly owned subsidiary, which is its sole asset. All operations are conducted through US Oncology and its subsidiaries and, with the exception of the debt and equity capitalization of Holdings and related items, the results of operations and assets and liabilities of Holdings are substantially identical to those of US Oncology. In addition to the unaudited financial statements of Holdings, a reconciliation of the differences between the financial statements of Holdings and US Oncology appears as an exhibit to this press release.

The table below provides a review of first quarter results, as well as the results for the quarters ended March 31, 2004 and December 31, 2004, along with applicable comparisons.

	Q1 2005	Q1 2004	% Change	Q4 2004	% Change
Revenues	$584.6	$525.0	11.4%	$580.9	0.6%
Net income	2.2	20.1	(89.1)	17.0	(87.1)

Adjusted Net income (1)	10.4	20.1	(48.3)	18.5	(43.8)
Adjusted EBITDA (1)	60.9	56.1	8.6	69.3	(12.1)

(1)	Adjusted Net income and EBITDA exclude merger-related charges in the fourth quarter of 2004 and exclude compensation expense associated with Holdings’ long-term incentive plan in the first quarter of 2005, which was incurred as a result of the $250 million dividend paid to the stockholders of Holdings. Refer to the reconciliation of Net Income and Net Income to EBITDA, which appears as an exhibit to this press release.

US Oncology Holdings Financing Transaction and Special Dividend

During the first quarter of 2005, Holdings issued $250 million of Senior Floating Rate Notes, due 2015. The Notes are senior unsecured obligations of Holdings and bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25 percent. In connection with the financing, Holdings entered into an interest rate swap arrangement, effectively fixing the interest rate at 9.4 percent for a period of two years. Because Holdings’ sole asset is its investment in US Oncology, the Company plans to provide funds to service the debt through payment of dividends to Holdings.

Proceeds from the offering were used to pay a special dividend of $250 million to stockholders of Holdings. The payment of the special dividend triggered a payment obligation of $14.5 million under the Holdings long-term incentive plan, and Holdings incurred $7.2 million in expenses related to the offering.

Changes in Medicare Reimbursement

Effective January 1, 2005, Medicare changed the way in which it reimburses providers for oncology pharmaceuticals administered in physicians’ offices, including those in the US Oncology network. Medicare now pays oncologists the average sales price, or ASP, for the drug plus 6 percent. Previously, Medicare reimbursed physicians for oncology pharmaceuticals based on average wholesale price, or AWP, which is significantly higher than ASP. During 2004, reimbursement for outpatient oncology drugs was generally 85 percent of AWP. This shift in reimbursement methodology represented an approximately 15 percent reduction in the amount of reimbursement for oncology pharmaceuticals, and was partially offset by the implementation of a one-year Medicare demonstration project announced in November 2004. Because US Oncology’s service revenues and margins are based upon the revenues and margins of our affiliated practices, this change negatively affected US Oncology’s financial performance.

ASP for the second quarter of 2005 will result in reimbursement for pharmaceuticals administered by affiliated practices that is approximately 5 percent lower than in the first quarter of 2005. The adverse impact of ASP implementation, including the further reduction in the second quarter, is generally consistent with the Company’s previously published estimates of its impact, but has been partially mitigated by overall growth of affiliated practices’ revenues. (See Results of Operations for more detail.)

Also, effective January 1, 2005, several new Medicare billing codes were introduced. Transition to the new codes delayed collection of accounts receivable and, correspondingly, increased days sales outstanding to 43 days as of March 31, 2005 from 41 days at December 31, 2004. Medicare accounts for approximately 41 percent of the affiliated practices’ patient revenues.

US Oncology Highlights

•	US Oncology’s adjusted EBITDA(1) for the first quarter of 2005, was $60.9 million, compared to $56.1 million for the first quarter of 2004 and $69.3 million in the fourth quarter of 2004. The decrease in adjusted EBITDA from the fourth quarter of 2004 was caused by the decrease in net Medicare reimbursement rates, partially offset by organic growth in product revenues.

•	The Company’s accounts receivable days outstanding were 43 days at the end of the first quarter of 2005, compared to 47 days at the end of the first quarter of 2004 and 41 days at the end of the fourth quarter of 2004.

•	The Company provided operating cash flow for the quarter ended March 31, 2005 of $0.3 million compared to $43.5 million for the quarter ended March 31, 2004. The decrease in cash provided during the quarter was due to the receipt of approximately $60 million of vendor rebates after March 31, 2005, which normally would have been received during the quarter, along with an increase in accounts receivable days outstanding since December 31, 2004. As of May 4, 2005, US Oncology had approximately $113 million in cash and equivalents.

•	During the first quarter of 2005, US Oncology signed agreements with 23 physicians to join previously affiliated practices and with a seven-physician practice in a new market, all under comprehensive management relationships. Additionally, eight physicians agreed to join the network under the service line model. During the month of April 2005, agreements with an additional eleven physicians were signed under comprehensive management relationships and an additional five physicians were added under the service line model.

Thirteen new physicians in comprehensive management relationships and seven new physicians under the service line model were practicing as part of the Company’s network as of March 31, 2005. Taking into account physician retirements and a disaffiliation during the quarter, the total number of affiliated physicians increased by eight since December 31, 2004.

•	During the first quarter of 2005, the Company opened two integrated cancer centers, bringing the total number of cancer centers to 85 and the total number of PET systems to 27 as of March 31, 2005.

Results of Operations

Revenues for the quarter ended March 31, 2005, were $584.6 million, an increase of $3.7 million, or 0.6 percent, over the fourth quarter of 2004 and an increase of $59.6 million, or 11.4 percent, over the first quarter of 2004.

Product revenues for the quarter ended March 31, 2005 were $368.2 million, an increase of $27.2 million, or 8.0 percent, from the fourth quarter of 2004 and an increase of $35.7 million, or 10.7 percent, compared to the first quarter 2004. The increases are attributable to growth in pharmaceutical revenue combined with the net addition of 22 medical oncologists since the first quarter of 2004.

(1)	Adjusted Net income and EBITDA exclude merger-related charges in the fourth quarter of 2004 and exclude compensation expense associated with Holdings’ long-term incentive plan in the first quarter of 2005, which was incurred as a result of the $250 million dividend paid to the stockholders of Holdings. Refer to the reconciliation of Net Income and Net Income to EBITDA, which appears as an exhibit to this press release.

Cost of products for the quarter ended March 31, 2005 increased to $351.0 million from $316.2 million in the fourth quarter of 2004 and from $306.8 million in the first quarter of 2004. As a percentage of total revenue, cost of products was 60.0 percent during the first quarter of 2005, 54.4 percent during the fourth quarter of 2004 and 58.4 percent for the first quarter of 2004. The increase in cost of products as a percentage of total revenues is primarily the result of increased product revenues, combined with a reclassification during the fourth quarter of 2004 between cost of products and product revenues for our service line customers.

Service revenues for the quarter ended March 31, 2005 were $216.4 million, a decrease of $23.5 million, or 9.8 percent, from the fourth quarter of 2004 and an increase of $23.9 million, or 12.4 percent, over the first quarter of 2004. The decrease from the prior quarter is due to the decline in Medicare reimbursement, partially offset by diagnostic, radiation and pharmaceutical service revenues.

Cost of services for the quarter ended March 31, 2005 was $173.9 million, compared to $190.5 million in the fourth quarter of 2004 and $163.3 million in the same quarter last year. Cost of services as a percentage of total revenues was 29.7 percent for the first quarter of 2005, 32.8 percent in the fourth quarter of 2004 and 31.1 percent for the first quarter of 2004. The decrease in cost of services as a percentage of revenue is attributed to obtaining economies of scale from the growth in pharmaceutical, radiation and diagnostic revenues.

Adjusted EBITDA for the first quarter of 2005 was $60.9 million, compared to $69.3 million for the fourth quarter of 2004 and $56.1 million for the first quarter of 2004. The growth from last year’s first quarter is attributed to the factors described previously. A reconciliation of net income to EBITDA appears as an exhibit to this release.

Interest expense, net, for the quarter ended March 31, 2005 was $20.7 million compared to $4.4 million in the first quarter of 2004. The increase from the same quarter last year is due to the increase in the Company’s indebtedness as a result of the privatization transaction, which occurred in August 2004.

(1)	Adjusted Net income and EBITDA exclude merger-related charges in the fourth quarter of 2004 and exclude compensation expense associated with Holdings’ long-term incentive plan in the first quarter of 2005, which was incurred as a result of the $250 million dividend paid to the stockholders of Holdings. Refer to the reconciliation of Net Income and Net Income to EBITDA, which appears as an exhibit to this press release.

Net income for the quarter ended March 31, 2005 was $2.2 million compared to $17.0 million for the fourth quarter of 2004 and $20.1 million for the first quarter of 2004. Adjusted net income for the first quarter of 2005 was $10.4 million, a decrease from $18.5 million in the fourth quarter of 2004 and $20.4 million in the first quarter of 2004. The decrease in net income from the first quarter of 2004 is primarily the result of an increase in interest expense, along with compensation expense associated with the long-term incentive plan incurred during the first quarter of 2005. The decrease in net income from the fourth quarter of 2004 is primarily attributable to compensation expense associated with the long-term incentive plan and a decrease in adjusted EBITDA, attributed to factors described previously.

“Despite the many challenges in the oncology market, US Oncology continues to achieve solid progress on our key initiatives throughout the company,” said Ross. “We continue to provide affiliated physicians with the tools, resources and financial support they need, especially in times of change and uncertainty, to confidently move forward in their efforts to provide advanced technology and high-quality care to their patients,” said Ross.

US Oncology continues to proceed with its development of a pharmaceutical distribution function. During the first quarter of 2005, the Company entered into a lease for a warehouse facility, began implementation of a distribution system and recruited key members of a distribution management team. Implementation of the distribution initiatives did not have a material financial impact during the first quarter.

In addition, the Company continues to seek to increase the size of currently affiliated groups through physician recruitment and to pursue affiliations with additional oncology groups. As of March 31, 2005, the Company had three cancer centers in development.

US Oncology will broadcast its first quarter financial results conference call on Friday, May 6, 2005 at 9:00 A.M. Central Time. The live call, as well as the archived replay of the event, will be available through the news center on the company’s Web site www.usoncology.com.

Merger Transaction

On August 20, 2004, US Oncology became a wholly owned subsidiary of Holdings in a merger transaction valued at approximately $1.6 billion. Holdings is owned by Welsh, Carson, Anderson & Stowe IX, L.P., its affiliates, certain members of management and other investors. Shareholders (other than certain continuing investors in Holdings) received $15.05 per share in cash for their equity interests in US Oncology. As a result of the merger US Oncology became a private company, and US Oncology’s common stock is no longer listed on the NASDAQ Stock Market. The cash consideration for the merger was financed by a combination of debt financing, an equity investment by Holdings, and the Company’s cash on hand. The merger transaction was accounted for under purchase accounting and results in predecessor and successor accounting. Holdings’ financial data included in this release for the period subsequent to the merger (successor period), includes the financial data for Holdings and US Oncology, its wholly owned subsidiary. The financial data for the period from January 1, 2004 through March 31, 2004 (predecessor period) includes the financial data for US Oncology only.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with more than 900 physicians operating in 470 locations, including 85 outpatient cancer centers in 32 states. For more information, visit www.usoncology.com

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the legislation on other aspects of our business (such as private payor reimbursement, the Company’s ability to obtain favorable pharmaceutical pricing, concentration of product purchases and favorable pricing with a small number of vendors, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), the Company’s ability to service substantial indebtedness and comply with related covenants in debt agreements, reimbursement for pharmaceutical products generally, our ability to implement our distribution initiative and other strategic initiatives, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the Company’s filings with the SEC, including its Registration Statement on Form S-4, filed with the SEC December 17, 2004, as amended, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA”. EBITDA is earnings before interest, taxes, depreciation, amortization and amortization of stock compensation. Adjusted EBITDA excludes merger-related charges and compensation expense associated with its long-term incentive plan. EBITDA and adjusted EBITDA are not calculated in accordance with generally accepted accounting principles of the United States (“GAAP”). EBITDA and adjusted EBITDA are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA and adjusted EBITDA to the income statement is included in this release.

The Company’s management believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Adjusted EBITDA excludes non-recurring and extraordinary items because management believes excluding such items provides a better representation of the Company’s ongoing operations. Management uses EBITDA, among other financial measures, to evaluate the Company’s liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites.

Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, EBITDA is not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided herein.

US ONCOLOGY HOLDINGS, INC.

Key Operating Statistics

(dollars in millions)

(unaudited)

	Q1 2004	Q1 2005	% Change
	(Predecessor)	(Successor)
Product revenues	$332.5	$368.2	10.7
Service revenues	192.5	216.4	12.4

Total revenues	$525.0	$584.6	11.4

Physician Summary:

PPM physicians	801	802	0.2
Service Line physicians	96	136	41.7

Total physicians	897	938	4.7

Medical Oncology/Hematology:

Medical oncologists/hematologists	738	760	3.0
Medical oncology visits per operating day	9,042	9,200	1.7
Other oncologists	37	45	21.6

Radiation Oncology:

Radiation oncologists	122	133	9.8
Radiation treatments per operating day	2,496	2,876	15.2
IMRT treatments (included in radiation treatments) per operating day	205	378	84.4
Total cancer centers	80	85	6.3

Imaging/Diagnostics:

Total PET systems	24	27	12.5
PET scans per operating day	95	141	48.4
CT treatments per operating day	352	520	47.8

New patients enrolled in research studies during the quarter	743	811	9.2

Days sales outstanding at the end of the quarter	47	43	(8.5)

Notes to statistical data:

(1)	Medical oncology visits include information for practices affiliated under the practice management model, only, and do not include results of service line practices.

(2)	Certain reclassifications have been made to prior year’s statistical data to conform to the current year presentation.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(in thousands)

(unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(Predecessor)	(Successor)
Product revenues	$332,475	$368,201
Service revenues	192,521	216,388

Total revenues	524,996	584,589

Cost of products	306,766	351,009

Cost of services:
Operating compensation and benefits	92,693	99,980
Other operating costs	56,801	58,224
Depreciation and amortization	13,826	15,665

Total cost of services	163,320	173,869

Total cost of products and services	470,086	524,878
General and administrative expense	12,684	15,415
Compensation expense under long-term incentive plan	—	14,507
Depreciation and amortization	5,128	5,231

	487,898	560,031

Income from operations	37,098	24,558

Interest expense, net	(4,382)	(20,747)

Income before income taxes	32,716	3,811
Income tax provision	(12,596)	(1,646)

Net income and comprehensive income	$20,120	$2,165

See the reconciliation of Net Income and EBITDA on pages 12 and 13.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(Predecessor)	(Successor)
Cash flows from operating activities:
Net cash provided by operating activities	$43,530	$301

Cash flows from investing activities:
Acquisition of property and equipment	(21,546)	(19,722)
Proceeds from sale of real estate interests in joint venture	—	900
Payments in affiliation transactions	—	(2,070)
Net payments from contract separation	—	1,807

Net cash used in investing activities	(21,546)	(19,085)

Cash flows from financing activities:
Equity investment	—	1,319
Proceeds from senior notes	—	250,000
Repayment of credit facility	—	(14,912)
Proceeds from other indebtedness	—	13,100
Repayment of other indebtedness	(7,816)	(2,646)
Payment of dividend on preferred stock	—	(193,397)
Payment of dividend on common stock	—	(56,603)
Proceeds from exercise of options	17,586	—
Purchase of treasury stock	(4,247)	—

Net cash provided by (used in) financing activities	5,523	(3,139)

Increase (decrease) in cash and equivalents	27,507	(21,923)
Cash and equivalents:
Beginning of period	124,514	120,400

End of period	$152,021	$98,477

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	December 31, 2004	March 31, 2005
	(Successor)	(Successor)
ASSETS

Current assets:
Cash and equivalents	$120,400	$98,477
Accounts receivable	308,561	321,347
Other receivables	95,487	140,778
Prepaid expenses and other current assets	16,556	20,453
Inventories	5,080	15,131
Deferred income taxes	10,736	10,634
Due from affiliates	53,864	43,926

Total current assets	610,684	650,746

Property and equipment, net	383,141	385,418
Service agreements, net	255,680	251,858
Goodwill	730,278	712,903
Other assets	52,015	57,791

Total assets	$2,031,798	$2,058,716

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term indebtedness	$10,063	$11,059
Accounts payable	181,136	221,231
Due to affiliates	112,221	126,736
Accrued compensation cost	31,322	38,614
Income taxes payable	23,297	1,498
Other accrued liabilities	66,068	41,508

Total current liabilities	424,107	438,846

Deferred revenue	6,692	6,992
Deferred income taxes	28,980	31,248
Long-term indebtedness	979,113	1,223,659
Other long-term liabilities	—	2,982

Total liabilities	1,438,892	1,703,727

Minority interest	10,583	11,436

Preferred stock	469,838	285,173

Stockholders’ equity	112,485	58,380

Total liabilities and stockholders’ equity	$2,031,798	$2,058,716

US ONCOLOGY HOLDINGS, INC.

Reconciliation of Net Income and Selected Balance Sheet Data

(in thousands)

(unaudited)

Reconciliation of Net income:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(Predecessor)	(Successor)
Net income	$20,120	$2,165

Plus: Compensation expense under the long-term incentive plan	—	14,507
Tax effect	—	(6,267)

Adjusted net income (Excluding compensation expense under the long-term incentive plan)	$20,120	$10,405

Reconciliation of Holdings Net income to US Oncology, Inc. Net income:

Three Months Ended March 31, 2005
Holdings Net income	$2,165

Add back: Interest expense	248
Tax effect of change in effective tax rates for Holdings	16

US Oncology Net income	$2,429

Reconciliation of Selected Balance Sheet Data:

	March 31, 2005
	US Oncology, Inc.	Holdings combining entries and eliminations	US Oncology Holdings, Inc.
Total assets	$2,051,521	$7,195	$2,058,716
Total liabilities	1,453,469	250,258	1,703,727
Preferred stock	—	285,173	285,173
Stockholders’ equity	586,616	(528,236)	58,380

US ONCOLOGY HOLDINGS, INC.

Reconciliation of Net Income to EBITDA

(in thousands)

(unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(Predecessor)	(Successor)
Net income	$20,120	$2,165

Add back: Interest expense, net	4,382	20,747
Income tax expense	12,596	1,646
Depreciation and amortization	18,954	20,896
Amortization of stock compensation	—	965

EBITDA(1)	56,052	46,419

Plus: Compensation expense under the long-term incentive plan	—	14,507

Adjusted EBITDA(2)	56,052	60,926

Changes in assets and liabilities	2,562	(41,455)
Undistributed earnings (losses) in joint ventures	(106)	853
Deferred income taxes	2,000	2,370
Interest expense, net	(4,382)	(20,747)
Income tax expense	(12,596)	(1,646)

Net cash provided by operating activities	$43,530	$301

(1)	EBITDA represents income from operations plus depreciation, amortization and amortization of stock compensation. EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. The Company’s presentation of EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. The Company’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(2)	Adjusted EBITDA represents income from operations plus depreciation, amortization, amortization of stock compensation and compensation expense under the long-term incentive plan. Adjusted EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. The Company’s presentation of Adjusted EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. The Company’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.